Pricing supplement No. 1347BD To product supplement BD dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated October 21, 2011; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$1,300,000 Leveraged Notes Linked to the Performance of a Basket of Three Currencies Relative to the U.S. Dollar due October 24, 2013
General
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The Leveraged Notes (the “notes”) are designed for investors who seek a return at maturity linked to the performance of a basket of currencies consisting of the Brazilian real (“BRL”), the Indian rupee (“INR”) and the Chinese renminbi (“CNY”) (each, a “Basket Currency” and together the “Basket”) relative to the U.S. dollar (meaning that the Basket strengthens relative to the U.S. dollar) from the Trade Date to the Final Valuation Date, as measured by the Basket Return formula set forth herein. However, investors should be willing to lose up to 10.00% of their initial investment if the Basket level declines (meaning that the Basket weakens relative to the U.S. dollar) during the term of the notes. The notes do not pay coupons or dividends. Any Payment at Maturity of the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing October 24, 2013.
•	Denominations of $1,000 (the “Principal Amount”) and minimum initial investments of $1,000.
•	The notes priced on October 21, 2011 (the “Trade Date”) and are expected to settle on October 26, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Principal Amount
Tenor:	2 years
Basket:	The notes are linked to an equally weighted basket consisting of the following currencies:
	Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate	Basket Currency Weighting
	Brazilian real (“BRL”)	BRL PTAX at Reuters Page BRFR	6:00 p.m. São Paulo	1.7803	1/3
	Indian rupee (“INR”)	INR RBIB at Reuters Page RBIB	12:00 p.m. Mumbai	50.0670	1/3
	Chinese renminbi (“CNY”)	CNY SAEC at Reuters Page SAEC	9:15 a.m. Beijing	6.3628	1/3
Reference Currency:	U.S. dollar (“USD”)
Participation Rate:	155.00%
Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 Principal Amount of notes calculates as follows:
	• If the Basket Return is positive:
	$1,000 + ($1,000 × Basket Return x Participation Rate)
	• If the Basket Return is less than or equal to zero and greater than or equal to -10.00%:
	$1,000 + ($1,000 x Basket Return)
	• If the Basket Return is less than -10.00%:
	$900.00

If the Basket Return is negative, the Payment at Maturity will be less than the Principal Amount of notes. You could lose up to 10% of your initial investment if the Basket Return is negative. Any payment at maturity of the notes is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the notes involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PS-4 in this pricing supplement and “Risk Factors” beginning on page 5 in the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per Note	$1,000.00	$15.00	$985.00
Total	$1,300,000.00	$19,500.00	$1,280,500.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,300,000.00	$148.98

Deutsche Bank Securities
October 21, 2011

(Key Terms continued from previous page)
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated as follows:
100 x [1 + (BRL Return x 1/3) + (INR Return x 1/3) + (CNY Return x 1/3)]
The BRL Return, INR Return and CNY Return refer to the Currency Performance for the Brazilian real, the Indian rupee and the Chinese renminbi, respectively.
Basket Return:	The percentage change in the Basket from the Basket Starting Level to the Basket Ending Level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Currency Performance:	For each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate Initial Spot Rate

The maximum positive Currency Performance for each Basket Currency will equal 100%, resulting in a maximum possible Basket Return of 100%. There is no comparable limit on the negative performance of the Currency Performance or the Basket Return. However, in no case will the Payment at Maturity be less than $900.

Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date as set forth in the table above.
Final Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, expressed as units of the respective Basket Currency per U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rates.” The Spot Rates are subject to the provisions set forth under “Description of Notes – Market Disruption Events” in the accompanying product supplement.

Trade Date:	October 21, 2011
Settlement Date:	October 26, 2011
Final Valuation Date†:	October 21, 2013
Maturity Date†:	October 24, 2013
CUSIP / ISIN:	2515A1DW8 / US2515A1DW81
†Subject to postponement as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this pricing supplement together with product supplement BD dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement BD dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200380/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes. †

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No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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You should rely only on the information contained in this pricing supplement. We have not authorized anyone to provide information different from that contained in this pricing supplement. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this pricing supplement is accurate only as of the date of this pricing supplement, regardless of the time of delivery of this pricing supplement or any sale of our notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount of Notes

The following table illustrates hypothetical Payments at Maturity per $1,000 Principal Amount of notes for a hypothetical range of performances for the Basket Return. The table below reflects the Initial Basket Level of 100.00 and the Participation Rate of 155.00%. The actual Payment at Maturity will be based on the Basket Return, as determined on the Final Valuation Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of illustration.

Final Basket Level	Basket Return	Payment at Maturity	Return on Notes
135.00	35.00%	$1,542.50	54.25%
130.00	30.00%	$1,465.00	46.50%
125.00	25.00%	$1,387.50	38.75%
120.00	20.00%	$1,310.00	31.00%
115.00	15.00%	$1,232.50	23.25%
110.00	10.00%	$1,155.00	15.50%
105.00	5.00%	$1,077.50	7.75%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$975.00	-2.50%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$900.00	-10.00%
50.00	-50.00%	$900.00	-10.00%
40.00	-60.00%	$900.00	-10.00%
30.00	-70.00%	$900.00	-10.00%
20.00	-80.00%	$900.00	-10.00%
10.00	-90.00%	$900.00	-10.00%
0.00	-100.00%	$900.00	-10.00%

Leveraged Notes Linked to the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases by 10.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 110.00. The Payment at Maturity is equal to $1,155.00 per $1,000 Principal Amount of notes, representing a return on the notes of 15.50%, calculated as follows:

$1,000 + [$1,000 x (Participation Rate x Basket Return)]
$1,000 +[$1,000 x (155.00% x 10.00%)] = $1,155.00

Example 2: The level of the Basket does not change from the Initial Basket Level of 100.00 to a Final Basket Level of 100.00. Because the Basket Return is zero, the Payment at Maturity is equal to $1,000.00 per $1,000 Principal Amount of notes, representing a return on the notes of 0.00%, calculated as follows:

$1,000 + ($1,000 x Basket Return)
$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 3: The level of the Basket decreases by 2.50% from the Initial Basket Level of 100.00 to a Final Basket Level of 97.50. Because the Basket Return is less than zero but greater than -10.00%, the Payment at Maturity is equal to $975.00 per $1,000 Principal Amount of notes, representing a return on the notes of -2.50%, calculated as follows:

$1,000 + ($1,000 x Basket Return)
$1,000 + [$1,000 x (-2.50%)] = $975.00

Example 4: The level of the Basket decreases by 20.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 80.00. Because the Basket Return is less than -10.00%, the Payment at Maturity is equal to $900.00 per $1,000 Principal Amount of notes, representing a return on the notes of -10.00%.

Selected Purchase Considerations

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PARTIAL PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 90.00% of your initial investment if you hold the notes to maturity, regardless of the performance of the Basket. You should be willing to lose up to 10.00% of your initial investment if the Basket Return is negative. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the notes is linked to the performance of a Basket consisting of three equally weighted currencies — the Brazilian real, the Indian rupee and the Chinese renminbi, which we refer to as the Basket Currencies, relative to the U.S. dollar. Accordingly, the level of the Basket Return will increase as the Basket Currencies appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies depreciate relative to the U.S. dollar.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments” the denomination currency of which is the U.S. dollar. Under this treatment, regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any on the notes until maturity. Any income recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes. Any loss will be treated first as ordinary loss, to the extent of previous interest inclusions, and then as capital loss.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, or by calling (212) 250-5281. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of the Principal Amount, if any, that we will pay on the notes.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any Basket Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee the full return of your investment. The return on the notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. You will receive less than your initial investment at maturity if the Basket Return is negative. The maximum loss on the notes is $100.00 per $1,000 Principal Amount of notes. Any Payment at Maturity, including any partial repayment of principal, is subject to the credit of the Issuer.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our foreign currency exposure from the notes by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Basket Currencies on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to changes in the Basket Currencies. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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YOUR MAXIMUM POSSIBLE RETURN ON THE NOTES IS LIMITED BECAUSE THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE —  For each Basket Currency, the maximum Currency Performance will equal 100%, resulting in a maximum possible Basket Return of 100%. In addition, because the Currency Performance is calculated in the manner set forth in the formula herein, there is no comparable limit on the negative performance of a Basket Currency. Consequently, even if two of the Basket Currencies were to appreciate significantly relative to the U.S. dollars, that positive performance could be offset by a severe depreciation of the third Basket Currency.

•	THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

•	THE NOTES DO NOT PAY INTEREST — Unlike ordinary debt securities, the notes do not pay interest.

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INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your notes, the Issue Price of the notes includes the commissions, discounts and fees, if any, and the expected cost of hedging the Issuer’s obligations under the notes through one or more of its affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the notes includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the notes in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the notes declines.

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THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•	GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES — The

notes are linked to the performance of the Basket, which is composed of three Basket Currencies with equal weighting. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE BASKET CURRENCIES ARE SUBJECT TO LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes and the Payment at Maturity.

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THE BASKET CURRENCIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — Certain Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of such Basket Currencies, and, consequently, the return on the notes and the Payment at Maturity.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES WERE LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Spot Rate for each Basket Currency, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Performance using its normal means. The resulting discretion by the calculation agent in determining the Currency Performances could, in turn, result in potential conflicts of interest and could affect the value of the notes or the Basket Return.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Currency Performances and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

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THE NOTES ARE SUBJECT TO RISKS DUE TO POTENTIAL LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES — Changes in the Basket Currencies during the term of the notes before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero, even if the Basket Currencies moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Final Valuation Date.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	whether the Spot Rates of the Basket Currencies have increased, as compared to the respective Initial Spot Rates;

♦	the expected volatility of the Basket Currencies relative to the U.S. dollar, as Reference Currency;

♦	the time remaining to maturity of the notes;

♦	interest rates and yields in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES — It is impossible to predict whether the Spot Rates of the Basket Currencies will rise or fall. The Spot Rates of the Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your notes.

Spot Rates

The Spot Rate for the Brazilian real on each date of calculation will be the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., São Paulo time, on such date of calculation, which appears on Reuters Page “BRFR” or any successor page.

The Spot Rate for the Indian rupee on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:00 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

 The Spot Rate for the Chinese renminbi on each date of calculation will be the U.S. dollar/Chinese renminbi official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner as described under “Description of Notes — Market Disruption Event” in the accompanying product supplement.

Historical Information

The following charts show the historical exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 1, 2001 through October 21, 2011.

These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), the historical or future performance of the Basket Currencies or the Basket. The numbers appearing in the tables below may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Return will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or the level of the Basket is more or less likely to increase or decrease at any time during the term of the notes.

For all of the Basket Currencies, a higher exchange rate indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each applicable Basket Currency for the period from October 21, 2001 through October 21, 2011. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through October 21, 2011
(expressed as units of Brazilian reais per U.S. dollar)

Brazilian Real	High	Low	Period End
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009	2.4501	1.6968	1.7445
2010	1.9153	1.6442	1.6613
2011 (through October 21, 2011)	1.9549	1.5290	1.7755

Past performance is not indicative of future performance.

Indian Rupee
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through October 21, 2011
(expressed as units of Indian rupees per U.S. dollar)

Indian Rupee	High	Low	Period End
2001	48.3700	46.3413	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2058	48.8025
2009	52.1800	45.8050	46.5250
2010	47.7450	43.9750	44.7050
2011 (through October 21, 2011)	50.3238	43.8550	50.0250

Past performance is not indicative of future performance.

Chinese Renminbi
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through October 21, 2011
(expressed as units of Chinese Renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End
2001	8.2786	8.2763	8.2765
2002	8.2776	8.2760	8.2770
2003	8.2779	8.2765	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.8033	7.8051
2007	7.8195	7.2971	7.2971
2008	7.3071	6.8037	6.8255
2009	6.8563	6.8178	6.8271
2010	6.8356	6.5897	6.6070
2011 (through October 21, 2011)	6.6369	6.3374	6.3837

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts Of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a fee from the Issuer of $15.00 per $1,000 Principal Amount of notes.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.